BLUEPRINT INVESTMENT PARTNERS LLC

CODE OF ETHICS

Blueprint Investment Partners LLC (“Blueprint” or the “Adviser”) has a fiduciary duty to act in an ethical and professional manner. Furthermore, pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), an investment adviser is required to establish, maintain, and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts of interest. In order to assist the Adviser in meeting its obligations as a fiduciary, the Adviser has adopted this Code of Ethics (“COE”), which incorporates principles to be upheld by all officers, managers, employees and Chief Compliance Officer (“CCO”) designated persons (collectively, “Employees”) and is intended to satisfy the requirements of the Advisers Act.

A. Overview

In general, the Adviser’s Employees should not engage in any activity that conflicts with the interests of a client or a client account managed by the Adviser. To help avoid any potential or real conflicts of interest and ensure compliance with any applicable legal and regulatory requirements, this COE sets forth guidelines for personal securities trading. In addition to this COE, Employees should pay close attention to the ethical obligations contained in those sections of the Compliance Manual related to gifts, political and charitable contributions and lending and borrowing prohibitions. The basic tenant of those sections of the Compliance Manual and the COE is that clients come first.

B. Scope

This COE consists of (i) a set of professional standards of business conduct reflecting the Adviser’s fiduciary obligations, (ii) parameters for the establishment, maintenance and enforcement of policies and procedures designed to detect and prevent the misuse of material non-public information by Employees (the “Insider Trading Policies”), and (iii) personal trading policies designed to detect and prevent Employees from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with clients (the “Personal Trading Policies”).

1. Persons Covered by the COE

All Employees must adhere to the COE, except where otherwise noted.

2. Accounts Covered by the COE

Employees who are Access Persons (as defined below) must report accounts and personal securities transactions for any account in a security covered by the COE in which they have a direct or indirect beneficial interest. For each Access Person, this should include:

(a) individual and joint accounts (with the exception of 401(k) accounts invested solely in mutual funds and money market funds);

(b) accounts in the name of a spouse or domestic partner;

(c) accounts in the name of minor children or others living in the same household and/or subject to financial support;

(d) trust accounts;

(e) estate accounts;

(f) accounts where an Access Person has power of attorney or trading authority; and

(g) other types of accounts in which an Access Person has a present or future interest in the income, principal or right to obtain title to securities.

3. Sanctions

Severe disciplinary actions, including dismissal, may be imposed for violations of this COE. Each Employee is responsible for any of his/her family members’ compliance with the requirements imposed by this COE. Non-compliance with the personal trading procedures set forth in this COE by an immediate family member of an Employee may have the same ramifications on the Employee as if it were the Employee who did not comply.

C. Professional Standards of Conduct

As fiduciaries, Employees should:

1. Reflect the professional standards expected of persons in the investment advisory business. These standards require all Employees to be judicious, accurate, objective and reasonable in dealing with both clients and other parties.

2. Comply with laws and regulations. In carrying out their responsibilities, Employees should comply with all applicable legal requirements, including federal and other securities laws.

3. Place client interests first. Employees should avoid serving their own personal interests ahead of the interests of the Adviser’s clients, except as may otherwise be approved or disclosed to clients.

4. Conduct all personal securities transactions in full compliance with this COE, including both pre-clearance and reporting requirements. All personal securities transactions should be conducted in a manner consistent with this COE, including both pre-clearance and reporting requirements, and avoid abuse of the Adviser’s position of trust and responsibility.

D. Outside Activities and Personal Relationships

1. Outside Activities

The following types of conduct present a conflict of interest, and no Employee may engage in such conduct without the prior written consent of the CCO:

(a) rebating, directly or indirectly, to any person, the Adviser or corporation, any part of the compensation received as an Employee;

(b) owning any stock or having, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business (other than a shareholder in a public company); or

(c) directly or indirectly engaging or having an interest in any business that provides investment advice or any other services provided by the Adviser or its affiliates. Notwithstanding the foregoing, nothing herein shall prevent any Employee from acting as the investment adviser or manager for the assets of a spouse, children, parents or siblings of the Employee or trusts or other entities for the primary benefit of such persons.

In addition, all other outside activities conducted by an Employee that either (1) involve a substantial time commitment or (2) involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the CCO. Prior to accepting a position as an officer or director in any business, an Employee must also obtain approval from the CCO. No such approval is required to serve on the board of a cooperative housing association or condominium or on the board of any charitable organization or educational institution.

2. Personal Relationships

Employees are required to disclose to the CCO any material financial interest in and any personal or family relationship (financial or otherwise) with any vendor or service provider before participating in decisions establishing or affecting the Adviser’s relationship with that person.

3. Reporting

Employees must report certain outside activities and relationships upon employment with the Adviser and annually thereafter by completing the IAR Other Business Activities Form attached hereto as Exhibit XI. Employees must notify the CCO immediately if there are any changes to the information previously provided at any point during their employment with the Adviser.

E. Insider Trading Policies

Employees may have access to confidential information about the Adviser’s clients and investors, investment advice provided to clients, securities transactions being effected for clients’ accounts and other sensitive information. It is unlawful for Access Persons to use such information for manipulative, deceptive or fraudulent purposes. The purpose of the policies and procedures in this section is to integrate the requirements set forth in Section 204A of the Advisers Act to establish, maintain, and enforce written procedures designed to detect and prevent “insider trading.” The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the impermissible communication of material, non-public information to others. Although the Adviser respects the right of its Employees to engage in personal investment activities, it is important that such practices avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethical conduct.

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, partner, manager or employee of a company who obtains material nonpublic information about the company by virtue of his/her position or relationship with the company. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shares the confidential information with him/her and may be deemed to have misappropriated such information.

1. Prohibited Activities

All Employees and any other persons under the supervision of the Adviser are prohibited from the following activities:

(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities (“insider trading”);

(b) communicating material, non-public information about the issuer of any securities to any other person (“tipping”);

(c) taking a position in a security in order to profit based on personal advance knowledge of upcoming trading by clients in that security that is expected to affect the market price (“front-running”);

(d) taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, with the intent to sell the security after the price of the security has risen on the basis of client transactions (“scalping”); or

(e) assisting someone who is engaged in any of the above activities.

These activities are not only violations of the Adviser’s Insider Trading Policies, but also may be violations of applicable law.

Employees who cease to work for the Adviser must continue to maintain the confidentiality of, and adhere to the prohibitions set forth above with respect to, insider and proprietary information learned during their employment.

2. Reporting of Material, Non-Public Information

Any Employee who possesses – or believes that he/she may possess – material, non-public information about any issuer of securities should take the following steps:

(a) Report the matter promptly to the CCO (the CCO may from time to time request such reports). In consulting with the CCO, disclose all information that you believe may bear on the issue of whether the information you have is material and non-public so that appropriate security procedures can be implemented.

(b) Refrain from purchasing or selling securities with respect to such information, or recommending any transaction in any securities of the subject company, on behalf of yourself or others, including for client accounts managed by the Adviser.

(c) Refrain from communicating the information inside or outside the Adviser, other than to the CCO, especially in public hallways, elevators, restaurants, taxis, or any other place where you may be overheard.

After the CCO has reviewed the issue, you will be instructed as to next steps, if any. In appropriate circumstances, the CCO will consult with the senior management, outside counsel, and/or outside accountants as to the appropriate course of action.

3. Definitions

(a) Material Information. “Material information” generally includes:

(i) any information that a reasonable investor would likely consider important in making his/her investment decision; or

(ii) any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, stock splits, earnings estimates, changes in previously released earnings estimates, major joint ventures, significant merger or acquisition proposals or agreements, significant negotiations or changes in business relationships, changes in management, major litigation, liquidation problems and extraordinary management developments.

(b) Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the U.S. Securities and Exchange Commission (“SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. Employees may be subject to some or all of the following penalties even if they do not personally benefit from the violation:

(a) civil injunctions;

(b) jail sentences;

(c) revocation of applicable securities-related registrations and licenses; and

(d) fines of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

In addition to the potential legal ramifications, the Adviser’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

F. Personal Trading Policies

1. General Principles

The Adviser has adopted these Personal Trading Policies for the purpose of preventing insider trading and ensuring the satisfaction of the Adviser’s fiduciary obligations to its clients. Securities transactions by Access Persons (defined below) must be conducted in accordance with the Personal Trading Policies and the general principles and standards of professional conduct set forth in this COE.

Even if not specifically prohibited in the Personal Trading Policies, certain personal trading activities may create or appear to create conflicts of interest. If an Employee has any doubt as to whether he or she is an Access Person, or whether a personal trade raises a conflict of interest, he or she should consult the CCO prior to trading. The CCO’s determination as to whether a particular trading activity is permitted shall be conclusive. If the CCO determines that a particular personal trading activity is not permitted, the Access Person is obliged to refrain from or terminate the activity immediately.

2. Definitions

(a) “Access Persons” includes all Employees who have access to non-public information regarding a client’s purchase or sale of securities, or who is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. Under Rule 204A-1 of the Advisers Act, officers and managers of the Adviser are presumed to be Access Persons.

(b) “covered account” under the Personal Trading Policies is any account in which an Access Person:

(i) has a direct or indirect interest, including, without limitation, an account of a spouse or a minor child; or

(ii) has direct or indirect control over the purchase or sale of securities.

(c) “Initial Public Offering” (“IPO”) means any security that is being offered for the first time on a recognized stock exchange.

(d) “Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

3. Transactions Requiring Pre-Clearance

Certain transactions require pre-clearance by the CCO due to their likelihood of triggering a problem. The CCO may grant pre-clearance on a case-by-case basis if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest. Any specific requests to purchase or sell any security that falls within one of the categories below must be made in writing to the CCO. Unless pre-cleared by the CCO pursuant to the procedures set forth in Section F(5) below, Access Persons are restricted from the following transactions:

(a) Securities Traded in Client Accounts. Trades in a personal account in any common stock or other security within three (3) calendar days before any client account trades or actively considers trading the same security are generally prohibited.

(b) Restricted Securities List. The CCO shall maintain a list of restricted securities (“Restricted Securities List”) consisting of: (i) securities in which client portfolios are invested; and (ii) securities of any company where Access Persons have a special relationship with the company (such as being a director, officer, consultant, or significant shareholder) rendering Access Persons likely to receive material, non-public information regarding an issuer. (In such cases, the Access Person must notify the CCO of that relationship.) Access Persons are prohibited from trading any security on the Restricted Securities List unless such transaction is pre-cleared by the CCO.

(c) Initial Public Offerings (IPOs). Access Persons are generally prohibited from investing in IPOs, unless pre-cleared by the CCO. If an Access Person submits a request for an exception from this general policy in accordance with Section F(5)(b) below (case-by-case exemptions), such request should include the prospectus for the IPO securities, the date of the offering, and the names of members of the selling group. In accordance with Section F(5)(b), the CCO will review the request to determine whether granting the request will create a conflict of interest for the Adviser. Consistent with the foregoing, the CCO may approve a request if: (i) the security being offered is not of a type ordinarily purchased or considered for purchase for client accounts; and (ii) the person requesting the exemption has not invested in any other IPO within the previous six (6) months (the “Conditions”). The CCO will document the CCO’s approval or denial of the request in a memo (each an “IPO Request Memo”) summarizing: (i) the date of the request; (ii) the name of the requestor; (iii) identifying information regarding the IPO (e.g., securities being offered, date of the IPO, name of the issuer, etc.); (iv) whether the request is approved or denied; and (v) reasons for the approval or denial (e.g., that the IPO purchase request meets or does not meet the Conditions).

(d) Options and Warrants. Access Persons are prohibited from buying or selling an option or warrant within seven (7) business days before or after a client account trades the same underlying security.

(e) Restricted Public Company Securities. Purchases and sales of restricted securities issued by public companies are generally prohibited.

(f) Private Placements and Hedge Funds. Purchase or sale of a security obtained through a private placement, including purchase of any interest in a private investment fund.

4. Exempt Transactions

The following transactions do not require pre-approval of the CCO:

(a) The purchase and sale of direct obligations of the U.S. Government or government agency securities;

(b) The purchase or sale of bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements;

(c) The purchase or redemption of redemption of shares issued by money market funds;

(d) The purchase or redemption of shares issued by mutual funds (registered open-end investment companies);

(e) The purchase or redemption of shares issued by unit investment trusts that are invested exclusively in one or more mutual funds; or

(f) Any acquisition of securities through stock dividends, dividend re-investments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate re-organizations or distributions generally applicable to all holders of the same class of securities.

5. Pre-Clearance Procedures

All transactions requiring pre-clearance contemplated by Access Persons must be pre-cleared in accordance with the pre-clearance procedures set forth below:

(a) The Access Person completes and submits to the CCO a Personal Transaction Pre-Clearance Form (“Pre-Clearance Form”) in the form attached hereto as Appendix A. (A new Pre-Clearance Form should be completed for each trade.)

(b) The CCO reviews and approves or rejects the request, communicating its decision to the Access Person. Because no written policy can provide for every possible contingency, the CCO may consider granting exemptions from the restrictions on trading on a case-by-case basis. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest. Notification or approval or denial to trade may be verbal; provided, however, that the notification must be confirmed in writing within twenty-hour (24) hours.

(c) The CCO will note the date and time of approval or denial on the request form.

(d) The Access Person must complete any approved trade on the date reflected on the Pre-Clearance Form.

(e) Following execution of the trade, the CCO will note the date of the trade on the Pre-Clearance Form and, for sales, will also note the original purchase date for the shares sold.

6. Delegated Discretion Account Exception

Pre-clearance is not required on trades in a covered account “over which [an] Access Person ha[s] no direct or indirect influence or control.”(Rule 204A-1(b)(3)(i) of the Advisers Act.) To rely on this exception, the Access Person must:

(a) provide to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to an independent fiduciary;

(b) certify in writing that each of the following is true:

(i) he/she has not and will not suggest that the independent fiduciary make any particular purchases or sales of securities for the account;

(ii) he/she has not and will not direct the independent fiduciary to make any particular purchases or sales of securities for the account;

(iii) he/she has not and will not consult with the independent fiduciary as to the particular allocation of investments to be made in the account; and

(iv) he/she has provided duplicate broker-dealer trade confirmations to the Adviser.

7. Trades Subject to Quarterly Transaction Reporting

Regardless of whether an Access Person has participated in a Generally Prohibited Transaction subject to the pre-clearance procedures set forth in Section F(5) above, each Access Person must file or cause to be filed with the CCO a Quarterly Transaction Report (the “Quarterly Transaction Report”) within 30 days after the end of each quarter (brokerage statements may be attached for this purpose). A copy of the form of Quarterly Transaction Report is attached as Appendix B. Securities covered under this COE and required to be included in Quarterly Transaction Reports include any of the following:

(a) Stock;

(b) Note;

(c) Treasury stock;

(d) Security future;

(e) Bond;

(f) Debenture;

(g) Evidence of indebtedness;

(h) Future;

(i) Investment contract;

(j) Voting trust certificate;

(k) Certificate of deposit for a security;

(l) Option on any security or on any group or index of securities (e.g., put, call or straddle);

(m) Exchange traded fund (ETF);

(n) Limited partnership;

(o) Certificate of interest or participation in any profit-sharing agreement;

(p) Fractional undivided interest in oil, gas or other mineral right;

(q) Pre-organizational certificate or subscription;

(r) Foreign unit trust (i.e., UCIT) or foreign mutual fund;

(s) Private investment fund, hedge fund, or investment club; and

(t) Any other instrument that is considered a “security” under the various securities laws.

Securities not covered under the COE and not required to be reported in the Quarterly Transaction Reports include any of the following:

(a) Direct obligations of the U.S. government (e.g., Treasury bills, notes, bonds, and U.S. savings bonds);

(b) Open-end mutual funds and unit investment trusts invested exclusively in open-end funds (not closed-end mutual funds);

(c) Money market funds; or

(d) Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments.

8. Content of Quarterly Transaction Reports

Quarterly Transaction Reports submitted to the CCO under this section shall contain, at a minimum:

(a) the date of the relevant transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date of submission of the report.

9. Other Reporting Requirements

(a) Brokerage Statements and Trade Confirmations. In addition to the completion of a Quarterly Transaction Report, each Access Person who is a portfolio manager (a “Portfolio Manager”) shall arrange for duplicate brokerage statements and trade confirmations to be forwarded to the CCO by the Portfolio Manager’s broker within 30 days after the end of each calendar quarter.

(b) Delivery of COE. All Access Persons shall receive a copy of this COE and any amendments thereto at the beginning of employment and thereafter as material amendments are made to this COE.

(c) Initial Account and Securities Holdings Report. Each Employee must, within 10 days of becoming an Access Person, provide a report of brokerage accounts and/or securities in which he/she has a beneficial interest, such information to be current as of a date within 45 days of submission of the list. A copy of the form of Initial/Annual Account Holding Statement is attached as Appendix C.

(d) Annual Update and Certification. Each Access Person must file an annual account statement that reports his/her accounts and securities holdings (list of brokerage accounts and securities in which such person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with this COE, the Personal Trading Policies and applicable laws by February 14 each year. A copy of the form of Annual Update and Certification is attached as Appendix D.

(e) Investment Clubs. Participation in an investment club requires approval by the CCO. Pre-clearance may be granted on written request if the Access Person’s participation does not create any actual, potential or apparent conflict of interest.

(f) Board Service. Access Persons (or family members thereof) who wish to serve as an officer, director, trustee, partner, or controlling person of any public company, or of any organization where such duties might require involvement in investment decisions, or who wish to serve on the investment committee of any organization, must obtain the prior consent of the CCO, which shall be granted in the CCO’s discretion only if satisfied that such service shall not create a conflict with the Adviser’s fiduciary duties to clients. In such situations, the Adviser may take additional precautions to avoid the appearance of impropriety and to ensure that inadvertent insider trading violations do not occur.

10. Violations and Penalties for Violations

Access Persons must promptly report any known or suspected violations of this COE to the CCO or another appropriate designee. Failure to report knowledge of any violation may itself be considered an actionable violation. It is the strict policy of the Adviser that no Access Person shall be subject to any form of retaliation in connection with reporting a violation of this COE. Access Persons who violate the Personal Trading Policies, Insider Trading Policies, or other provisions of this COE may be subject to sanctions, including but not limited to education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines; suspension, reassignment, demotion or termination of employment; or other significant remedial action. Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.